UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2010

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                           0-25165                                           14-1809721
                              (State or Other Jurisdiction                             (Commission File No.)                                                 (I.R.S. Employer
                              of Incorporation)                                                                                                                               Identification No.)

302 Main Street, Catskill NY                                                  12414
(Address of Principal Executive Offices)                                                                   (Zip Code)

Registrant’s telephone number, including area code:     (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02          Results of Operations and Financial Condition.

On April 27, 2010, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for fiscal quarters and nine-months ended March 31, 2010 and 2009.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01          Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                         Press release dated April 27, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

             GREENE COUNTY BANCORP, INC.

DATE:  April 30, 2010                                                                             By: /s/ Donald E. Gibson
Donald E. Gibson
President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – April 27, 2010-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the nine months and quarter ended March 31, 2010.  Net income for the nine months ended March 31, 2010 amounted to $3.6 million or $0.88 per basic and diluted share as compared to $3.0 million or $0.73 per basic and diluted share for the nine months ended March 31, 2009, an increase of $629,000, or 21.0%.   Net income amounted to $1.2 million for the quarters ended March 31, 2010 and 2009, or $0.30 per basic and diluted share and $0.28 per basic and diluted share for the quarters ended March 31, 2010 and 2009, respectively.

Donald E. Gibson, President and CEO said, “Greene County Bancorp’s third quarter financial performance
is among the best in the Company’s history, and reflects the continued progress toward achieving our long-term   strategic goals, and has strengthened an already solid foundation for growth.”

The most significant factor contributing to the higher earnings was higher net interest income, which increased to $13.2 million for the nine months ended March 31, 2010 as compared to $11.6 million for the nine months ended March 31, 2009, an increase of $1.6 million or 13.8%.  Net interest income increased to $4.6 million for the quarter ended March 31, 2010 as compared to $3.9 million for the quarter ended March 31, 2009, an increase of $670,000 or 17.0%.  Net interest rate spread increased 16 basis points to 3.72% for the nine months ended March 31, 2010 as compared to 3.56% for the nine months ended March 31, 2009.  Net interest rate spread increased 43 basis points to 3.90% for the quarter ended March 31, 2010 as compared to 3.47% for the quarter ended March 31, 2009.  Net interest margin increased 8 basis points to 3.92% for the nine months ended March 31, 2010 as compared to 3.84% for the nine months ended March 31, 2009.  Net interest margin increased 36 basis points to 4.09% for the quarter ended March 31, 2010 as compared to 3.73% for the quarter ended March 31, 2009.  The increases in net interest spread and net interest margin were primarily due to the continued decline in the rates paid on deposits, partially offset by purchases of securities at lower yields.   The increase in average balances, along with the widening of the net interest spread and net interest margin led to an increase in net interest income when comparing the nine months and quarters ended March 31, 2010 and 2009.

Management continues to closely monitor asset quality and adjust the level of the allowance for loan losses when necessary.  The amount recognized for the provision for loan losses is determined by management based on its ongoing analysis of the adequacy of the allowance for loan losses.  During the nine months and quarters ended March 31, 2010 and 2009, the Company increased the level of allowance for loan losses due to an increase in the amount of nonperforming assets and loan charge-offs resulting from a decline in the overall economy, and an increase in local unemployment.  As a result, the provision for loan losses amounted to $984,000 and $1.8 million for the nine months ended March 31, 2010 and 2009, respectively, a decrease of $780,000 or 44.2%.  The provision for loan losses amounted to $307,000 and $1.2 million for the quarters ended March 31, 2010 and 2009, respectively, a decrease of $844,000.     Continued increases in non-performing assets and loan charge-offs has resulted in an increase in the level of allowance for loan losses to total loans receivable to 1.33% as of March 31, 2010 as compared to 1.23% as of March 31, 2009.  Nonperforming loans amounted to $3.1 million and $1.7 million at March 31, 2010 and 2009, respectively, an increase of $1.4 million or 82.3%.  Net charge-offs amounted to $540,000 and $372,000 for the nine months ended March 31, 2010 and 2009, respectively, an increase of $168,000.

Noninterest income decreased $1.4 million and $1.6 million when comparing the nine months and quarters ended March 31, 2010 and 2009, respectively.  Noninterest income amounted to $3.5 million and $1.1 million for the nine months and quarter ended March 31, 2010, respectively.    Noninterest income for the nine months and quarter ended March 31, 2009 reflected a one-time cash payment of $1.7 million received from TransFirst LLC.  This payment was the result of The Bank of Greene County transferring its merchant bank card processing business to TransFirst LLC.   Also reflected in noninterest income for the nine months ended March 31, 2009 was an impairment charge of $221,000 ($135,000 net of tax) related to the other-than-temporary impairment of a Lehman Brothers Holdings, Inc. debt security held by the Company.    Excluding these nonrecurring items, noninterest income increased $20,000 when comparing the nine months ended March 31, 2010 and 2009, and increased $30,000 when comparing the quarters ended March 31, 2010 and 2009. Debit card fees increased $124,000 and $49,000 when comparing the nine months and quarters ended March 31, 2010 and 2009, respectively, as a result of a higher volume of transactions due to growth in the number of checking accounts with debit cards.  E-commerce fee income decreased $103,000 and $26,000 when comparing the nine months and quarters ended March 31, 2010 and 2009, respectively, as a result of the transfer of the Company’s merchant bank card processing business to TransFirst LLC during fiscal 2009.

Noninterest expense increased $218,000 or 2.2% to $10.2 million for the nine months ended March 31, 2010 as compared to $10.0 million for the nine months ended March 31, 2009.  Noninterest expense was flat at $3.5 million for the quarters ended March 31, 2010 and 2009.   The increase for the nine months ended March 31, 2010 was primarily the result of an increase in FDIC insurance premium expense due to both higher deposit balances and an increase in the rates assessed against the deposits, as well as higher compensation and depreciation due to the opening of the new Ravena branch in January 2009.   The Company also has increased staffing as a result of the creation of a new customer service call center and expansion of the marketing department.  Partially offsetting the increase for the nine months ended March 31, 2010, was a decrease in pension expense.  During the nine months ended March 31, 2009, the Company accrued $351,000 toward the expected future termination of its currently frozen defined benefit plan.  The defined benefit pension plan was transferred to a single-employer plan from the previously existing multi-employer plan during the fourth quarter of the fiscal year ended June 30, 2009.  As a result, pension expense decreased by $345,000 for the nine months ended March 31, 2010 when compared to the nine months ended March 31, 2009.

Total assets grew $18.4 million or 4.0% to $478.9 million at March 31, 2010 as compared to $460.5 million at June 30, 2009.  Net loans increased $20.1 million or 7.5% to $288.0 million at March 31, 2010 as compared to $267.9 million at June 30, 2009.  Cash and cash equivalents increased $15.0 million or 159.6% to $24.4 million at March 31, 2010 as compared to $9.4 million at June 30, 2009.  Securities classified as both available for sale and held to maturity decreased $17.6 million to $144.0 million at March 31, 2010 as compared to $161.6 million at June 30, 2009, as a result of maturities, sales and principal paydowns of $27.9 million, partially offset by purchases of $10.5 million.  Deposits grew $17.2 million to $415.9 million at March 31, 2010 as compared to $398.7 million at June 30, 2009.   Total shareholders’ equity amounted to $43.5 million at March 31, 2010, or 9.1% of total assets compared to $40.3 million at June 30, 2009, or 8.5% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its eleven branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Nine		At or for the Three
	Months Ended March 31,		Months Ended March 31,
	2010	2009	2010	2009
Dollars In thousands, except share and per share data
Interest income	$17,283	$16,824	$5,897	$5,686
Interest expense	4,082	5,184	1,283	1,742
Net interest income	13,201	11,640	4,614	3,944
Provision for loan losses	984	1,764	307	1,151
Noninterest income	3,526	4,935	1,086	2,706
Noninterest expense	10,218	10,000	3,531	3,487
Income before taxes	5,525	4,811	1,862	2,012
Tax provision	1,899	1,814	636	856
Net Income	$3,626	$2,997	$1,226	$1,156

Basic EPS	$0.88	$0.73	$0.30	$0.28
Weighted average shares outstanding	4,110,014	4,100,072	4,116,779	4,104,119

Diluted EPS	$0.88	$0.73	$0.30	$0.28
Weighted average diluted shares outstanding	4,135,000	4,119,973	4,137,447	4,121,186

Dividends declared per share1	$0.51	$0.51	$0.17	$0.17

Selected Financial Ratios
Return on average assets2	1.03%	0.94%	1.03%	1.04%
Return on average equity2	11.53%	10.69%	11.40%	11.98%
Net interest rate spread2	3.72%	3.56%	3.90%	3.47%
Net interest margin2	3.92%	3.84%	4.09%	3.73%
Non-performing assets to total assets	0.67%	0.40%
Non-performing loans to total loans	1.09%	0.65%
Allowance for loan losses to non-performing loans	123.21%	189.38%
Allowance for loan losses to total loans	1.33%	1.23%
Shareholders’ equity to total assets	9.08%	8.52%
Dividend payout ratio1	57.95%	69.86%
Book value per share	$10.56	$9.52

1 Greene County Bancorp, MHC, the owner of 56.0% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.
2 Annualized

	As of March 31, 2010	As of June 30, 2009
Dollars In thousands, except share data
Assets
Total cash and cash equivalents	$24,368	$9,443
Long term certificate of deposit	1,000	1,000
Securities- available for sale, at fair value	83,406	98,271
Securities- held to maturity, at amortized cost	60,643	63,336
Federal Home Loan Bank stock, at cost	1,405	1,495

Gross loans receivable	291,397	271,001
Less: Allowance for loan losses	(3,865)	(3,420)
Unearned origination fees and costs, net	439	321
Net loans receivable	287,971	267,902

Premises and equipment	14,932	15,274
Accrued interest receivable	2,733	2,448
Prepaid expenses and other assets	2,421	1,152
Foreclosed real estate	65	215
Total Assets	$478,944	$460,536

Liabilities and shareholders’ equity
Noninterest bearing deposits	$40,488	$39,772
Interest bearing deposits	375,439	358,957
Total deposits	415,927	398,729

Borrowings from FHLB, long term	17,000	19,000
Accrued expenses and other liabilities	2,516	2,543
Total liabilities	435,443	420,272
Total shareholders’ equity	43,501	40,264
Total liabilities and shareholders’ equity	$478,944	$460,536
Common shares outstanding	4,118,912	4,105,312
Treasury shares	186,758	200,358

Contact:   Donald Gibson, President and CEO or Michelle Plummer, Executive Vice President, CFO & COO
Phone:     518-943-2600